Dated January 4, 1995



                                BBDO CANADA INC.

                                    - and -

                               OMNICOM GROUP INC.

                                    - and -

                              MORGAN STANLEY GMBH


                  --------------------------------------------

                            PAYING AGENCY AGREEMENT

                                 DM 200,000,000

                Floating Rate Bonds of 1995 due January 5, 2000


                  --------------------------------------------


                         HENGELER MUELLER WEITZEL WIRTZ
                               Frankfurt am Main



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PAYING AGENCY AGREEMENT dated January 4, 1995

between

(1)      BBDO CANADA INC.           (the "Issuer"),

(2)      OMNICOM GROUP INC.         (the "Guarantor"), and

(3)      MORGAN STANLEY GMBH        as paying agent
                                    (the "Bank").

The Issuer and the Guarantor and a syndicate of financial institutions (the "Managers") under the lead management of the Bank have entered into a Subscription Agreement (the "Subscription Agreement") dated December 14, 1994, pursuant to which the Issuer has agreed to issue, and the Managers have agreed to purchase, DM 200,000,000 Floating Rate Bonds of 1995 due January 5, 2000 (the "Bonds") which will be guaranteed as to payment of all sums payable in respect of the Bonds by the Guarantor.

ss. 1 Definitions

In this Agreement the terms defined in the Subscription Agreement and the Terms and Conditions of the Bonds (the "Conditions") exhibited to the Subscription Agreement in Schedule 1 thereof shall have the same meaning herein unless otherwise required by the context, and "Paying Agent" means the Bank in its capacity as Paying Agent in respect of the Bonds and any successor of the Bank in such capacity appointed in accordance with ss. 6(3) of the Conditions, "Luxembourg Paying Agent" means the financial institution mentioned in ss. 6(5) of the Conditions in its capacity as paying agent in respect of the Bonds for the time of its appointment and any other financial institution appointed from time to time as paying agent in accordance with ss. 6(3) of the Conditions, and
(c) "Agents" means the Paying Agent and the Luxembourg Paying Agent.

ss. 2 Appointment of Agents

(1) Each of the Issuer and the Guarantor hereby appoint the Bank as its Paying Agent in respect of the Bonds and the Guarantee and the Paying Agent accepts its appointment hereunder.

The Paying Agent shall have the rights and duties set out in the Conditions and in this Agreement and such rights and duties as are reasonably incidental thereto.

(2) The Issuer and the Guarantor hereby ratify (i) the appointment by the Paying Agent, in the name and on behalf of the Issuer and the Guarantor, of the Luxembourg Paying Agent mentioned in ss. 6(5) of the Conditions and (ii) the

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making by the Paying Agent, in the name and on behalf of the Issuer and the
Guarantor, of the necessary arrangements with the Luxembourg Paying Agent regarding its services as paying agent. The Paying Agent warrants to the Issuer and the Guarantor that those arrangements are appropriate for the purpose and that each Paying Agent has agreed to be liable to the Issuer and the Guarantor in terms comparable to those set out in ss. 10(2) hereof.

ss. 3      The Bonds and the Guarantee

(1) Form. The Temporary Global Bond, the Permanent Global Bond (together the "Global Bonds") and the Guarantee shall be substantially in the respective form set out in the Subscription Agreement.

(2) The Global Bonds. The Global Bonds shall be signed manually on behalf of the Issuer by two duly authorized signatories of the Issuer or by a duly authorized attorney of the Issuer. The Issuer shall make the duly signed Global Bonds available to the Paying Agent not later than two Frankfurt banking days before the Closing Date. The Paying Agent shall authenticate the signed Temporary Global Bond and deliver it, value the Closing Date, to Deutscher Kassenverein AG for the account of the Managers. On or after the date which is 40 days after the Closing Date the Paying Agent shall authenticate the Permanent Global Bond and deliver it to Deutscher Kassenverein AG in accordance with the provisions of the Temporary Global Bond and the Permanent Global Bond.

(3) The Guarantee. The Guarantor shall make available to the Paying Agent the duly signed Guarantee for delivery on the Closing Date not later than two Frankfurt banking days before the Closing Date. The Paying Agent shall hold the Guarantee until all obligations under the Bonds and under the Guarantee have been fulfilled, and thereafter for so long as any claim against the Issuer or the Guarantor in relation to the Bonds or the Guarantee has been finally adjudicated, settled or discharged. Upon the request of any Bondholder, the Paying Agent shall make available to such Bondholder a copy of the Guarantee certified by the Paying Agent to be a true copy of the original.

ss. 4 Payments

(1) Payment by Issuer and Guarantor. Not later than 10:00 a.m. (Frankfurt time) on the respective due date for the payment of principal, interest or otherwise, the Issuer, failing whom the Guarantor, shall pay to the Paying Agent in same day funds the monies required for the payment of principal, interest or otherwise in such currency as at the time of payment shall be legal tender in the Federal Republic of Germany. The Issuer, failing whom the Guarantor, shall

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confirm to the Paying Agent not later than 10:00 a.m. (Frankfurt time) on the second banking day in Frankfurt am Main before the respective due date for any such payment that it has issued irrevocable payment instructions for such payment to be made. The Paying Agent shall contact the Issuer and the Guarantor not later than ten banking days before the respective due date with regard to such payment. Any payment hereunder shall be made to a redemption account in Frankfurt am Main as the Paying Agent may from time to time notify to the Issuer. Such redemption account will bear no interest.

As used in this Agreement, "banking day" means any day on which banks are open for business in Frankfurt am Main.

(2) Advances. If the monies required for the payment of principal, interest or otherwise are not, or not fully, received by the Paying Agent at the time and in the manner provided for in subsection (1) and if the Paying Agent has received the confirmation mentioned in subsection (1), the Paying Agent shall be entitled, but not in any event be obliged, to advance the necessary funds and to charge interest on the amount of such advance at the rate applied by it from time to time on overdraft facilities extended to prime borrowers. The Guarantor hereby guarantees the repayment of any such advance extended to the Issuer.

(3) Notification. If the Paying Agent has not by 12:00 a.m. (Frankfurt time) on the second banking day before the respective due date received the confirmation referred to in subsection (1), it shall forthwith notify the Issuer and the Guarantor thereof.

ss. 5 Cancellation

On the exchange of the whole of the Temporary Global Bond for Bonds represented by the Permanent Global Bond the Paying Agent shall collect and cancel the Temporary Global Bond. Upon full and final payment of principal, interest and any other moneys payable in respect of the Bonds, the Paying Agent shall collect and cancel the Permanent Global Bond. The Paying Agent shall deliver the cancelled Global Bonds to the Issuer. The Paying Agent shall bear no further responsibility for the Global Bonds so cancelled.

ss. 6 Notices

(1) At the request of the Issuer the Paying Agent shall cause to be published in accordance with ss. 12 of the Conditions any notice to be given to the Bondholders in accordance with the Conditions or necessary to comply with the


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requirements of any stock exchange on which the Bonds are listed.

(2) If the Paying Agent has not received the full amount of the monies payable to the Bondholders in respect of the Bonds on or prior to the date on which such monies are payable to it in accordance with ss. 4(1) and if such monies have not been advanced by the Paying Agent under ss. 4(2), the Paying Agent shall notify the Issuer and the Guarantor thereof and publish a notice thereof in accordance with ss. 12 of the Conditions.

(3) If the Issuer shall elect to redeem the Bonds under ss. 5 of the Conditions it shall not less than 30 days prior to the latest date for the publication of the notice of redemption to be given to Bondholders, notify the Paying Agent of such intention stating the date on which the Bonds are to be redeemed.

ss. 7 Documents

The Issuer shall provide to the Paying Agent for distribution among the Agents
(i) sufficient copies of the Guarantee, and (ii) sufficient copies of any other document required by the Conditions, the Offering Memorandum or the Listing Prospectus or any stock exchange on which the Bonds are listed to be available for issue or delivery to, or inspection by, Bondholders. Upon request of any person, the Paying Agent shall, and shall procure that the other Agents will, make copies of the documents mentioned in (i) and (ii) so available to such person.

ss. 8 Other Provisions

(1) No Agency or Trust Relationship. The Agents are acting solely as agents for the Issuer and do not have any relationship of agency or trust with the Bondholders. The Paying Agent shall be released from the restrictions set out in ss. 181 German Civil Code.

(2) No Lien. The Paying Agent shall not, and shall procure that the other Agents will not, have any lien, right of retention, right of set-off or similar right in respect of any monies paid or payable to or by it hereunder against the Issuer, the Guarantor, any Bondholder or any other person.

(3) No Liability for Interest. No Agent shall have any liability to any person for interest on any monies held by it pursuant to this Agreement.

(4) Taking of Advise. The Paying Agent may consult on any legal matter with any legal adviser satisfactory to it and any advise or written opinion of such legal

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adviser shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advise or opinion.

(5) Document Believed to be Genuine. The Paying Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or loss suffered by it in reliance upon any Global Bond, notice, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

ss. 9 Commissions and Expenses

(1) Commissions. The Issuer, failing whom the Guarantor, shall in respect of the services of the Agents pursuant to this Agreement pay to the Paying Agent the commissions and fees as separately agreed between the Issuer and the Paying Agent. The Issuer and the Guarantor shall have no responsibility with respect to the apportionment of such monies as between the Paying Agent and the other Agents.

(2) Expenses. The Issuer, failing whom the Guarantor, shall pay to the Paying Agent all reasonable out-of-pocket expenses (including legal, publication, insurance, telex and postage expenses) properly incurred by the Agents in connection with their services. Subsection (1), sentence 2 shall apply analogously.

ss. 10 Indemnities

(1) By Issuer. The Issuer, failing whom the Guarantor, shall indemnify each of the Agents against any loss, liability, expense or claim (including all reasonable expenses paid or incurred in disputing or defending any of the foregoing) which it may incur or which may be made against it arising out of or in relation to or in connection with its appointment or the performance of its functions, except such as may result from a violation by it of its obligations under or pursuant to this Agreement for which the Agent is responsible under general provisions of German law.

(2) By Paying Agent. The Paying Agent shall indemnify the Issuer and the Guarantor against any loss, liability, expense or claim (including, but not limited to, all reasonable expenses paid or incurred in disputing or defending any of the foregoing) which the Issuer or the Guarantor may incur or which may

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be made against them as a result of the violation by the Paying Agent of its obligations under this Agreement for which it is responsible under general provisions of German law.

ss. 11 Change of Agents

The change of Agents shall be governed by the provisions of ss. 6(3) and (5) of the Conditions

ss. 12 Communications

(1) Any document or information furnished or supplied under this Agreement shall be in the German or English language.

(2) All communications given hereunder shall be given by letter, or by telex, cable or facsimile transmission to be confirmed by letter.

(3) Subject to written notice of change of address, all communications hereunder shall be given to the following addresses:

(a)   If to the Issuer:

      BBDO Canada Inc.
      2 Bloor Street West
      Toronto, Ontario M4W 3R6
      Canada

      Telefax:         416 960 1618
      Attention:       Chief Financial Officer

      with a copy to the Guarantor in accordance with the details given below.

(b)   If to the Guarantor:

      Omnicom Group Inc.
      437 Madison Avenue
      New York, N.Y. 10022
      U.S.A.

      Telefax:         212 415 3530
      Attention:       Chief Financial Officer

(c)   If to the Paying Agent:

      Morgan Stanley GmbH
      Rahmhofstra(beta)e 2 - 4
      60313 Frankfurt am Main
      Federal Republic of Germany


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      Telefax:         69 2166 1399
      Telex:           412 648
      Attention:       New Issues Department

ss. 13 Severability. Should any provision of this Agreement be or become void in whole or in part, the other provisions of this Agreement shall remain in force. The void provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the void provision.

ss. 14 Stamp Taxes. The Issuer, failing whom the Guarantor, shall pay all stamp or other documentary taxes or duties, if any, to which this Agreement may be subject in Canada, the United States of America or the Federal Republic of Germany.

ss. 15 Governing Law;
       Place of Performance and Jurisdiction

(1) This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

(2) Place of performance for the obligations of all parties hereto shall be Frankfurt am Main.

ss. 16 Place of Jurisdiction

Any action or other legal proceedings arising out of or in connection with this Agreement ("Proceedings") shall be brought in the District Court (Landgericht) in Frankfurt am Main. The Issuer and the Guarantor hereby appoint Wei(beta) & Hasche, Rechtsanwalte, Brienner Stra(beta)e 11/V, D-80333 Munich, as their respective agent for service of process with respect to any proceedings brought before any German court.

ss. 17 Conditionality

Except for the obligations of the Issuer and the Guarantor under ss. 14, the rights and obligations of the parties hereunder shall be conditional on the occurrence of the Closing under the Subscription Agreement.

ss. 18 Counterparts

This Agreement is executed in three counterparts in the English language. One executed counterpart is issued to each party hereto. Each executed counterpart shall be an original.


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BBDO CANADA INC.


By:   Quattro
   -------------

OMNICOM GROUP INC.


By:   Hewitt
   ------------

MORGAN STANLEY GMBH


By:      Wirth    Brugger




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